United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 29, 2003

MDU Communications International, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-26053	84-1342898
(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way, Totowa NJ	07512
(Address of principal executive offices)	(Zip Code)

(973) 237-9499
(Registrant’s telephone number, including area code)

Item 5.                    Other Events.

MDU Communications (USA) Inc., the wholly owned subsidiary of MDU Communications International, Inc. (the “Company”), has entered into a new System Operator Agreement with DIRECTV, Inc. for the delivery of DIRECTV digital satellite programming to residents of multi-dwelling unit properties, a core business for the Company.  This new agreement became effective September 29, 2003 and replaces the System Operator Agreement previously executed by the Company and DIRECTV, Inc. on May 19, 2000 and due to initially expire on May 19, 2005. The new agreement will be included as an exhibit to the next quarterly filing of MDU Communications International, Inc.

The new agreement contains several substantial and material contractual changes from the previous agreement that may significantly affect how the Company operates and accounts for this segment of its business.  The Company considers the following contractual changes as material:

1.                                       The upfront activation commission (the “commission”) that the Company receives from DIRECTV for each new subscriber will now be paid to the Company on “gross” subscriber additions instead of “net” subscriber additions in a given month.

2.                                       The Company must obtain an annual (twelve month) commitment from a subscriber for DIRECTV programming in order to receive the commission.

3.                                       The commission can be proportionally “charged back” by DIRECTV only if a subscriber disconnects within the annual commitment period (i.e., if a subscriber disconnects after six months, the Company forfeits 50% of the commission). After twelve months, no portion of the commission can be “charged back.”

4.                                       The commission per subscriber may be reduced on a going-forward basis if the Company does not maintain a certain growth rate and exceeds a certain churn rate.

5.                                       The monthly residual payment paid to the Company by DIRECTV, which is based upon the monthly programming revenue to DIRECTV from a subscriber, has been confidentially increased.

6.                                       The new agreement has an initial term of three years with two, two-year automatic renewal periods upon the Company’s achievement of certain subscriber growth goals, for a total term of seven years.

The Company believes that these changes will positively impact its operations and revenue.  Foremost, the Company’s receipt of the commission for every “gross” new subscriber who activates a DIRECTV commissionable programming package is a significant financial change when compared to the previous agreement whereby the Company was only paid on “net” new subscribers activated each month; net being defined as the difference between the total of the Company’s DIRECTV subscribers at the beginning of the month, less the total number of DIRECTV subscribers active at the end of the month.  This resulting monthly cumulative increase in revenue from commissions will further fund the Company’s subscriber acquisition cost to obtain new subscribers.

Due to these contractual changes, the Company will begin deferring and recognizing the commission over a one-year period. Previously, the commission was deferred over the four-year estimated life of a subscriber.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU Communications International, Inc.

Date: October 2, 2003	By:	/s/ Sheldon Nelson
Sheldon Nelson, Chief Executive Officer